BELGRADE, MT, – October 24, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, has been invited to present at the Singular Research’s Sixth Annual ‘Best of the Uncovereds’ Conference. The conference will be held at the Luxe Sunset Boulevard Hotel in Los Angeles, California.

Bacterin’s chairman and CEO Guy Cook is scheduled to present on Wednesday, October 26, 2011 at 2:30 p.m. Eastern time, with one-on-one meetings held throughout the day. Management will discuss the company’s business plan and objectives for the remainder of 2011.

The presentation will be available via webcast at http://www.singularresearch.com/.
A replay link will also be available for 90 days following the live presentation on the company’s website at www.bacterin.com.

Bacterin reported record revenue for the second quarter 2011 of $7.5 million, up 25% sequentially and 135% year-over-year. These results also drove its first positive EBITDA quarter.

For more information about the conference or to schedule a one-on-one meeting with Bacterin management, contact your Singular Research representative.

About Singular Research
Singular Research aims to be the most trusted supplier of independent, trusted, single-source research on small-to-micro cap companies to the small-to-medium sized Hedge Fund manager. Singular’s analysts research companies that are typically not covered by any other firms. Analysts are compensated based on the accuracy of their research calls not through trading commissions or investment banking fees. For more information, visit www.singular-research.com/index.htm.

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com